Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NUVELO, INC.

NUVELO, INC., a corporation organized and existing under the General Corporation law of the State of Delaware does hereby certify:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 16, 2004 as amended and restated on March 18, 2004.

TWO: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV shall be amended to add the following provisions in their entirety to the existing provisions of Article IV:

“Effective at 5:00 p.m. Eastern time, on the date of filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each 20 shares of issued Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

THREE: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the corporation for their consideration and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware at a special meeting of the stockholders.

IN WITNESS WHEREOF, Nuvelo, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chairman of the Board of Directors and Chief Executive Officer this 27th day of January, 2009.

NUVELO, INC.

By:	/s/ Ted W. Love, M.D.
Ted. W. Love, M.D.
Chairman of the Board of Directors and Chief Executive Officer

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